EAGLE BULK SHIPCO LLC
AND SUBSIDIARIES

Fleet List

Responsibility Statement

Condensed Consolidated Financial Statements as of and for the Three and Six Months Ended
June 30, 2021 and 2020
(Unaudited)

Our Fleet

The 20 vessels in our owned fleet as of June 30, 2021 are fitted with cargo cranes and cargo grabs that enable our vessels to load and unload cargo in ports that do not have shore-side cargo handling infrastructure in place. Our owned vessels are flagged in the Marshall Islands and are employed on time and voyage charters. Our owned fleet as of June 30, 2021 included the following vessels:

Vessel	Class	Dwt	Year Built

Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cardinal	Supramax	55,362	2004
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Crowned Eagle	Supramax	55,940	2008
Egret Bulker	Supramax	57,809	2010
Jaeger	Supramax	52,483	2004
Oriole	Supramax	57,809	2011
Oslo Eagle	Ultramax	63,655	2015
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Sandpiper Bulker	Supramax	57,809	2011
Shanghai Eagle	Ultramax	63,438	2016
Singapore Eagle	Ultramax	63,386	2017
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Tern (1)	Supramax	50,209	2003

(1) Vessel was sold in the third quarter of 2021.

Responsibility Statement

    We confirm, to the best of our knowledge, that the condensed consolidated financial statements as of and for the three and six months ended June 30, 2021 and 2020 have been prepared in accordance with current applicable accounting standards, and give a true and fair view of the assets, liabilities, financial position and profit/(loss) for the Issuer and the Company taken as a whole.

Stamford, CT USA, 27 August 2021

The Management of Eagle Bulk Shipco LLC

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$20,643,535	$22,197,477
Restricted cash - current	4,446,177	18,846,177
Accounts receivable, net of a reserve of $1,233,039 and $1,504,548, respectively	6,623,563	6,184,705
Prepaid expenses	869,916	521,973
Inventories	6,051,392	2,980,501
Vessel held for sale	4,885,998	—
Other current assets	105,023	69,191
Total current assets	43,625,604	50,800,024
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $97,113,810 and $91,932,076, respectively	320,354,458	316,875,562
Advance for vessel purchase	—	1,600,000
Deferred drydocking costs, net	8,671,486	7,797,074
Deferred financing costs - Super Senior Facility	99,033	—
Advances for ballast water systems and other assets	1,722,804	970,365
Total noncurrent assets	330,847,781	327,243,001
Total assets	$374,473,385	$378,043,025
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accounts payable	$8,447,403	$7,898,093
Accrued interest	1,298,000	1,373,364
Other accrued liabilities	3,161,271	2,949,830
Unearned charter hire revenue	3,277,588	2,732,227
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	8,000,000
Total current liabilities	24,184,262	22,953,514
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	165,993,915	169,290,230
Super Senior Facility, net of debt issuance costs	—	14,896,357
Total noncurrent liabilities	165,993,915	184,186,587
Total liabilities	190,178,177	207,140,101

Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	362,092,997	362,092,997
Accumulated Deficit	(177,797,789)	(191,190,073)
Total Stockholder's equity	184,295,208	170,902,924
Total liabilities and Stockholder's equity	$374,473,385	$378,043,025

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues, net	$44,955,787	$18,647,625	$78,696,712	$47,849,725

Voyage expenses	10,780,529	7,473,413	18,522,768	17,527,138
Vessel operating expenses	9,339,360	9,551,360	19,103,072	20,888,832
Depreciation and amortization	5,299,490	5,704,165	10,571,025	11,452,308
General and administrative expenses	2,958,552	2,890,083	5,912,089	6,233,822
Total operating expenses, net	28,377,931	25,619,021	54,108,954	56,102,100

Operating income/(loss)	16,577,856	(6,971,396)	24,587,758	(8,252,375)

Interest expense	4,108,536	4,235,371	8,142,196	8,507,690
Interest income	(2,147)	(1,104)	(5,417)	(36,546)
Realized loss/(gain) on derivative instruments, net	3,058,695	(2,915,280)	3,058,695	(2,915,280)
Total other expenses, net	7,165,084	1,318,987	11,195,474	5,555,864
Net income/(loss) and Comprehensive income/(loss)	$9,412,772	$(8,290,383)	$13,392,284	$(13,808,239)

        The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(Unaudited)

	Common shares amount	Paid-in Capital	Accumulated Deficit	Total Stockholder's Equity

Balance at December 31, 2020	—	$362,092,997	$(191,190,073)	$170,902,924
Net income	—	—	3,979,512	3,979,512
Balance at March 31, 2021	—	$362,092,997	$(187,210,561)	$174,882,436
Net income	—	—	9,412,772	9,412,772
Balance at June 30, 2021	—	$362,092,997	$(177,797,789)	$184,295,208

	Common shares amount	Paid-in Capital	Accumulated Deficit	Total Stockholder's Equity

Balance at December 31, 2019	—	$360,092,997	$(170,068,732)	$190,024,265
Net loss	—	—	(5,517,856)	(5,517,856)
Balance at March 31, 2020	—	$360,092,997	$(175,586,588)	$184,506,409
Net loss	—	—	(8,290,383)	(8,290,383)
Capital contribution from the Parent Company	—	2,000,000	—	2,000,000
Balance at June 30, 2020	—	$362,092,997	$(183,876,971)	$178,216,026

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income/(loss)	$13,392,284	$(13,808,239)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	8,880,336	9,335,051
Amortization of deferred drydocking costs	1,690,689	2,117,258
Amortization of debt discount and debt issuance costs	708,295	728,861
Drydocking expenditures	(2,565,101)	(1,731,639)
Changes in operating assets and liabilities:
Accounts receivable and accounts receivable - related party	(677,173)	365,419
Prepaid expenses	(347,943)	148,463
Inventories	(3,070,891)	2,890,229
Accounts payable	286,564	769,132
Accrued interest	(75,364)	(51,076)
Other current assets	(43,032)	171,714
Accrued expenses	277,863	(991,276)
Unearned revenue	545,361	371,215
Net cash provided by operating activities	19,001,888	315,112

Cash flows from investing activities:
Vessel purchases and improvements	(15,341,475)	(90,844)
Purchase of scrubbers and ballast water systems	(852,670)	(10,185,187)
Proceeds from hull and machinery insurance claims	238,315	3,549,512
Net cash used in investing activities	(15,955,830)	(6,726,519)

Cash flows from financing activities:
Repayment of Norwegian Bond Debt	(4,000,000)	(4,000,000)
Repayment of revolver loan under Super Senior Facility	(15,000,000)	—
Capital contribution from the Parent Company	—	2,000,000
Proceeds from Super Senior Facility	—	15,000,000
Other financing costs	—	13,819
Net cash (used in)/provided by financing activities	(19,000,000)	13,013,819
Net (decrease)/increase in cash, cash equivalents and restricted cash	(15,953,942)	6,602,412
Cash, cash equivalents and restricted cash at beginning of period	41,043,654	11,915,969
Cash, cash equivalents and restricted cash at end of period	$25,089,712	$18,518,381

Supplemental cash flow information:
Cash paid during the period for interest	$7,509,265	$7,829,904
Non-cash accruals for Scrubbers and ballast water systems included in Accounts payable and Other accrued liabilities	$1,002,709	$3,309,560
Non-cash accruals for management fees to be paid to the Parent Company on sale and purchase of vessels included in Accounts Payable	$609,062	$201,562

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. General Information:

    The accompanying condensed consolidated financial statements include the accounts of Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016, and its wholly owned vessel owning subsidiaries (collectively, the "Company"). The Company is engaged in the ocean transportation of drybulk cargoes worldwide through the ownership, charter and operation of drybulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company"). Shipco is a wholly owned subsidiary of the Parent Company.

    The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

    As of June 30, 2021, the Company owned and operated a modern fleet of 20 oceangoing vessels, 16 Supramax and four Ultramax, with a combined carrying capacity of 1,156,071 dwt and an average age of approximately 10.6 years.

There are no charterers for the Company that individually accounted for more than 10% of the Company’s revenue for the three and six months ended June 30, 2021 and 2020.

    Share capital as of June 30, 2021 and December 31, 2020 consists of 100 authorized and issued shares with no par value. The shares were issued to the Parent Company as its sole member.

In March 2020, the World Health Organization (the “WHO”) declared the novel coronavirus (“COVID-19”), to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices.

During the second quarter of 2021, freight markets saw a strong rebound as demand for commodities recovered. The gross BSI averaged $25,407/day during the second quarter of 2021, up 55% as compared to the first quarter of 2021. The second quarter financial results were not materially impacted by COVID-19 as we saw an increase in shipping revenues and resulting improvement in the profitability. However, our vessels experienced some delays in drydocking as well as an increase in related drydocking costs. Our vessel operating expenses, specifically crew change costs, continue to be impacted by COVID-19. The charter hire rates for the third quarter are trending higher with the forward curve showing rates of $33,050/day.

However, the economic activity levels as well as the demand for dry bulk cargoes is still dependent on the duration and impact of COVID-19 as demonstrated by the sudden increase in COVID-19 infections in India and resulting lockdowns. This impact is also dependent upon the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus.

We have instituted measures to reduce the risk of spread of COVID-19 for our crew members on our vessels as well as our onshore offices in Stamford, Connecticut, Singapore, and Copenhagen. However, if the COVID-19 pandemic continues to impact the global economy on a prolonged basis, or if the vaccine is not available on a widespread basis, the rate environment in the drybulk market and our vessel values may deteriorate and our operations and cash flows may be negatively impacted as well as our ability to meet the debt covenants under our existing debt facilities.

As of January 1, 2020, we adopted ASU No. 2016-13, "Financial Instruments—Credit Losses" ("ASU 2016-13"). ASU 2016-13 amends the current financial instrument impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. The adoption of the accounting standard did not have any material impact on our condensed consolidated financial statements.

The following table provides a reconciliation of Cash and cash equivalents and Restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the amounts shown in the Condensed Consolidated Statements of Cash Flows:

	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2019

Cash and cash equivalents	$20,643,535	$22,197,477	$18,518,381	$6,444,499

Restricted cash - current (1)	4,446,177	18,846,177	—	5,471,470
Total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows	$25,089,712	$41,043,654	$18,518,381	$11,915,969

(1) Amounts included in restricted cash represent those required to be set aside by the Norwegian Bond Debt, as defined in Note 3 Debt below. The restriction will lapse when the funds are used for the purchase of vessels or installation of scrubbers.

Impact of recently adopted Accounting Standards

Leases

The following are the type of contracts that fall under ASC 842:

Time charter-out contracts

Our shipping revenues are principally generated from time charters and voyage charters. In a time charter contract, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer, subject always to compliance with applicable sanction laws, and carry only lawful or non-hazardous cargo. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The performance obligations in a time charter contract are satisfied over the term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. The charterer generally pays the charter hire in advance of the upcoming contract period. The Company determined that all time charter contracts are considered operating leases and therefore fall under the scope of ASC 842 because: (i) the vessel is an identifiable asset; (ii) the Company does not have substantive substitution rights; and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.

The transition guidance associated with ASC 842 allows for certain practical expedients to the lessors. The Company elected not to separate the lease and non-lease components included in the time charter revenue because the pattern of revenue recognition for the lease and non-lease components (included in the daily hire rate) is the same. The daily hire rate represents the hire rate for a bare boat charter as well as the compensation for expenses incurred running the vessel such as crewing expense, repairs, insurance, maintenance and lubes. Both the lease and non-lease components are earned by passage of time.

The adoption of ASC 842 did not materially impact our accounting for time charter-out contracts. The revenue generated from time charter-out contracts is recognized on a straight-line basis over the term of the respective time charter agreements, which are recorded as part of revenues, net in our Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021 and 2020.

Time charter-in contracts

    The Company did not have any time charter-in contracts as of June 30, 2021 and as of the date of adoption, which would have resulted in recognition of right-of-use assets and the corresponding liabilities on the Condensed Consolidated Balance Sheet for time charter-in contracts greater than 12 months on the date of adoption of ASC 842. The Company elected the practical expedient of ASC 842 that allows for time charter-in contracts with an initial lease term of less than 12 months to be excluded from the operating lease right-of-use assets and lease liabilities recognized on our Condensed Consolidated Balance Sheet as of January 1, 2019. The Company did not have any time charter-in contracts less than 12 months on the date of adoption and for the three and six months ended June 30, 2021.

     Under ASC 842, leases are classified as either finance or operating arrangements, with such classification affecting the pattern and classification of expense recognition in an entity's income statement. For operating leases, ASC 842 requires recognition in an entity’s income statement of a single lease expense, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Right-of-use assets represent a right to use an underlying asset for the lease term and the related lease liability represents an obligation to make lease payments pursuant to the contractual terms of the lease agreement.

    In connection with its adoption of ASC 842, the Company elected the "package of 3" practical expedients permitted under the transition guidance, which exempts the Company from reassessing:
•whether any expired or existing contracts are or contain leases.
•any expired or existing lease classifications
•initial direct costs for any existing lease.

Additionally, the Company elected, consistent with the practical expedient allowed under the transition guidance of ASC 842 to not separate the lease and non-lease components related to a lease contract and to account for them instead as a single lease component for the purposes of the recognition and measurement requirements of ASC 842.

Revenue recognition

Voyage charters
In a voyage charter contract, the charterer hires the vessel to transport a specific agreed-upon cargo for a single voyage, which may contain multiple load ports and discharge ports. The consideration in such a contract is determined on the basis of a freight rate per metric ton of cargo carried or occasionally on a lump sum basis. The charter party generally has a minimum amount of cargo. The charterer is liable for any short loading of cargo or "dead" freight. The voyage contract generally has standard payment terms of 95% freight paid within three days after completion of loading. The voyage charter party generally has a "demurrage" or "despatch" clause. As per this clause, the charterer reimburses the Company for any delays that exceed the agreed to laytime at the ports visited, with the amounts recorded as demurrage revenue. Conversely, the charterer is given credit if the loading/discharging activities happen within the allowed laytime which is known as despatch and results in a reduction of revenue. In a voyage charter contract, the performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its voyage charter contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses, and the revenue is recognized on a straight-line basis over the voyage days from the commencement of the loading of cargo to completion of discharge.
The voyage contracts are considered service contracts which fall under the provisions of ASC 606 because the Company, as the shipowner, retains control over the operations of the vessel such as directing the routes taken or the vessel speed. The voyage contracts generally have variable consideration in the form of demurrage or despatch. The amount of revenue earned as demurrage or despatch paid by the Company for the three and six months ended June 30, 2021 was $1.1 million and $1.4 million, respectively. The amount of revenue earned as demurrage or despatch paid by the Company for the three and six months ended June 30, 2020 was $0.1 million and $0.6 million, respectively.
The following table shows the revenues earned from time charters and voyage charters for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Time charters	$18,064,318	$9,807,845	$30,617,935	$21,627,947
Voyage charters	26,891,469	8,839,780	48,078,777	26,221,778
	$44,955,787	$18,647,625	$78,696,712	$47,849,725

Contract costs
In a voyage charter contract, the Company bears all voyage related costs such as fuel costs, port charges and canal tolls. These costs are considered contract fulfillment costs because the costs are direct costs related to the performance of the contract and are expected to be recovered. The costs incurred during the period prior to commencement of loading the cargo, primarily bunkers, are deferred as they represent setup costs and recorded as a current asset and are amortized on a straight-line basis as the related performance obligations are satisfied. As of June 30, 2021, the Company recognized $0.1 million of deferred costs which represents bunker expenses and charter-hire expenses incurred prior to commencement of loading. These costs, are recorded in Other current assets on the Condensed Consolidated Balance Sheet.
Financial Instruments - Credit Losses
On January 1, 2020, the Company adopted ASC 2016-13, "Financial Instruments - Credit Losses" ("ASC 326"). The accounting standard amends the current financial instrument impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses will result in more timely recognition of such losses. The Company adopted the accounting standard using the prospective transition approach as of January 1, 2020. The cumulative effect upon adoption was not material to our condensed consolidated financial statements.
The adoption of ASC 326 primarily impacted our trade receivables recorded on our Condensed Consolidated Balance Sheet as of June 30, 2021. The Company maintains an allowance for credit losses for expected uncollectible accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as voyage expense in the Condensed Consolidated Statements of Operations as of June 30, 2021 and 2020. Upon adoption of ASC 326, the Company assessed collectability by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when we identify specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considered historical collectability based on past due status and made judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considered customer-specific information, current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. For the three months ended June 30, 2021, our assessment considered estimates of expected emerging credit and collectability trends. The continued volatility in market conditions and evolving shifts in credit trends are difficult to predict variability which may have a material impact on our allowance for credit losses in future periods. The allowance for credit losses on accounts receivable was $1.2 million as of June 30, 2021 and $1.5 million as of December 31, 2020.

Note 2. Vessels and vessel improvements

As of June 30, 2021, the Company’s operating fleet consisted of 20 drybulk vessels.

During the fourth quarter of 2020, the Company entered into an agreement to purchase a high specification scrubber-fitted Ultramax bulk carrier for a total purchase price of $16.0 million excluding direct expenses of acquisition. The Company took delivery of the vessel during the first quarter of 2021.

On June 1, 2021, the Company signed a memorandum of agreement to sell the vessel Tern for a total consideration of $9.7 million. The vessel was delivered to the buyer in August 2021. The Company recorded the carrying amount of the vessel of $4.9 million as Vessel held for sale in its Condensed Consolidated Balance Sheets as of June 30, 2021.

    During 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on 23 of our owned vessels. The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. As of June 30, 2021, the Company completed installation of BWTS on nine vessels and recorded $4.3 million in Vessels and vessel improvements in the Condensed Consolidated Balance Sheet. Additionally, the Company recorded $1.6 million as advances paid for BWTS as a noncurrent asset in the Condensed Consolidated Balance Sheet as of June 30, 2021.

The Vessels and vessel improvements activity for the six months ended June 30, 2021 is below:

Vessels and vessel improvements, at December 31, 2020	$316,875,562
Purchase of vessels and vessel improvements	15,501,475
Advance paid for vessel purchase as of December 31, 2020	1,600,000
Vessel held for sale	(4,885,998)
Scrubbers and BWTS	143,755
Vessel depreciation expense	(8,880,336)
Vessels and vessel improvements, at June 30, 2021	$320,354,458

Note 3. Debt

Long-term debt consists of the following:

	June 30, 2021	December 31, 2020
Norwegian Bond Debt	$176,000,000	$180,000,000
Debt discount and debt issuance costs - Norwegian Bond Debt	(2,006,085)	(2,709,770)
Less: Current Portion - Norwegian Bond Debt	(8,000,000)	(8,000,000)
Norwegian Bond Debt, net of debt discount and debt issuance costs	165,993,915	169,290,230
Super Senior Facility	—	15,000,000
Debt issuance costs - Super Senior Facility	—	(103,643)
Super Senior Facility, net of debt issuance costs	—	14,896,357
Total long-term debt	$165,993,915	$184,186,587

Norwegian Bond Debt

    On November 28, 2017, Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Parent Company ("Shipco" or "Issuer") issued $200,000,000 in aggregate principal amount of 8.250% Senior Secured Bonds (the "Bonds" or the "Norwegian Bond Debt"). After giving effect to an original issue discount of approximately 1% and deducting offering expenses of $3.1 million, the net proceeds from the issuance of the Bonds were approximately $195.0 million. These net proceeds from the Bonds, together with the proceeds from the New First Lien Facility and cash on hand, were used to repay all amounts outstanding, including accrued interest under various debt facilities outstanding at that time and to pay expenses associated with the refinancing transactions. Shipco incurred $1.3 million in other financing costs in connection with the transaction. Interest on the Bonds accrues at a rate of 8.25% per annum and the Bonds will mature on November 28, 2022. The Norwegian Bond Debt is guaranteed by the Issuer's subsidiaries and secured by mortgages over 20 vessels (the "Shipco Vessels"), pledges of the equity of the Issuer and its subsidiaries and certain assignments.

The Issuer may redeem some or all of the outstanding Bonds on the terms and conditions and prices set forth in the bond terms. Upon a change of control of the Company, each holder of the Bonds has the right to require that the Issuer purchase all or some of the Bonds held by such holder at a price equal to 101% of the nominal amount, plus accrued interest.

The bond terms contain certain financial covenants that the Issuer’s leverage ratio, defined as the ratio of outstanding bond amount and any drawn amounts under the Super Senior Facility less consolidated cash balance to the aggregate book value of the Shipco Vessels, must not exceed 75.0%, and its subsidiaries’ free liquidity must at all times be at least $12.5 million. Shipco is in compliance with its financial covenants under the Bond Terms as of June 30, 2021.

During the year ended December 31, 2020, the Company sold five vessels, Goldeneye, Skua, Osprey, Hawk and Shrike for combined net proceeds of $23.2 million. During the years ended December 31, 2019 and 2018, the Company sold five vessels, Kestrel, Thrasher, Condor, Merlin and Thrush for combined net proceeds of $40.4 million. Pursuant to the bond terms governing the Norwegian Bond Debt, the proceeds from the sale of vessels are to be held in a restricted account to be used for the financing of the acquisition of additional vessels by Shipco and for partial funding of scrubbers. As a result, the Company recorded the proceeds from the sale of these vessels as Restricted cash - current in the Condensed Consolidated

Balance Sheets as of June 30, 2021 and December 31, 2020. The proceeds were used to purchase two Ultramax vessels for $36.1 million and partial financing of scrubbers for $23.6 million.

The Bond Terms also contain certain events of default. The bond terms also contain certain customary negative covenants that may restrict the Company's and the Issuer's ability to take certain actions.

Super Senior Facility

On December 8, 2017, Shipco entered into the Super Senior Revolving Facility Agreement (the "Super Senior Facility"), which provides for a revolving credit facility in an aggregate amount of up to $15.0 million. The proceeds of the Super Senior Facility are expected to be used (i) to acquire additional vessels or vessel owners and (ii) for general corporate and working capital purposes of Shipco and its subsidiaries. The Super Senior Facility matures on August 28, 2022. Shipco incurred $0.3 million as other financing costs in connection with the transaction.

As of June 30, 2021, the availability under the Super Senior Facility was $15.0 million.

The outstanding borrowings under the Super Senior Facility bear interest at LIBOR plus 2.00% per annum and commitment fees of 40% of the applicable margin on the undrawn portion of the facility. For each loan that is requested under the Super Senior Facility, Shipco must repay such loan along with accrued interest on the last day of each interest period relating to the loan.

Shipco’s obligations under the Super Senior Facility are guaranteed by the limited liability companies that are subsidiaries of Shipco and the legal and beneficial owners of 20 vessels in the Company’s fleet (the “Eagle Shipco Vessel Owners”), and are secured by, among other things, mortgages over such vessels. The Super Senior Facility ranks super senior to the Bonds with respect to any proceeds from any enforcement action relating to security or guarantees for both the Super Senior Facility and the Bonds.

The Super Senior Facility contains certain covenants that, subject to certain exceptions and qualifications, limit Shipco’s and its subsidiaries’ ability to, among other things, do the following: make distributions; carry out any merger, other business combination, or corporate reorganization; make substantial changes to the general nature of their respective businesses; incur certain indebtedness; incur liens; make loans or guarantees; make certain investments; transact other than on arm’s-length terms; enter into sale and leaseback transactions; engage in certain chartering-in of vessels; or dispose of shares of Eagle Shipco Vessel Owners. Additionally, Shipco’s leverage ratio must not exceed 75% and its subsidiaries’ free liquidity must at all times be at least $12.5 million. Also, the total commitments under the Super Senior Facility will be cancelled if (i) at any time the aggregate market value of the security vessels for the Super Senior Facility is less than 300% of the total commitments under the Super Senior Facility or (ii) if Shipco or any of its subsidiaries redeems or otherwise repays the Bonds so that less than $100.0 million is outstanding under the Bond Terms. Shipco is in compliance with its financial covenants under the Super Senior Facility as of June 30, 2021.

The Super Senior Facility also contains certain customary events of default customary to transactions of this type.

Interest rates

    For the three and six months ended June 30, 2021, the interest rate on our outstanding debt under the Norwegian Bond Debt was 8.25%. The weighted average effective interest rate including the amortization of debt discount and debt issuance costs for these periods was 9.13% and 9.00%, respectively.

For the three and six months ended June 30, 2021, the interest rate on our outstanding debt under the Super Senior Facility was 2.24%. The weighted average effective interest rate including the amortization of debt issuance costs for these periods was 2.58%. The outstanding revolver loan under the Super Senior Facility was repaid in the first quarter of 2021. Additionally, we pay commitment fees of 40% of the margin on the undrawn portion of the Super Senior Revolver Facility.

    For the three and six months ended June 30, 2020, the interest rate on the Norwegian Bond Debt was 8.25%. The weighted average effective interest rate including the amortization of debt discount and debt issuance costs for these periods was 8.94% and 9.04%, respectively.

For the three and six months ended June 30, 2020, the interest rate on our outstanding debt under the Super Senior Facility ranged between 2.40% and 2.90%. The weighted average effective interest rate including the amortization of debt issuance costs for these periods was 3.96% and 5.21%, respectively. Additionally, we pay commitment fees of 40% of the margin on the undrawn portion of the Super Senior Revolver Facility.

Interest expense consisted of:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Norwegian Bond Debt interest and interest and commitment fees under Super Senior Facility	$3,754,750	$3,868,053	$7,433,901	$7,778,829
Amortization of deferred financing costs	353,786	367,318	708,295	728,861
Total Interest Expense	$4,108,536	$4,235,371	$8,142,196	$8,507,690

Note 4. Related Party transactions

    On December 8, 2017, Shipco entered into a commercial and technical management agreement with Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company, for performance of technical and commercial services to vessels owned by Shipco at a fee of $150,000 per vessel per annum for commercial management services and $135,000 per vessel per annum for technical management services. In addition, Shipco is required to pay 1% of the purchase or sale price of every new vessel purchased or sold. Shipco also entered into an overhead sharing agreement which provides for an additional fee allocation of cash general and administrative expenses of Eagle Bulk Management LLC, less the technical and commercial management fees already paid, based on relative vessel ownership days of Shipco to the total consolidated vessel ownership days of the Parent Company and all of its subsidiaries. The term of the agreements shall continue thereafter until terminated in writing by one of the parties. The agreement may be terminated with or without cause by any party upon 30 days' prior written notice to other parties.

    For the three and six months ended June 30, 2021, the Company incurred $1.4 million and $2.8 million, respectively for technical and commercial management fees to Eagle Bulk Management LLC for the Shipco Vessels. Additionally, the Company incurred $1.4 million and $2.8 million, respectively, as additional fee allocation as per the overhead sharing agreement for the three and six months ended June 30, 2021. Additionally, the Company incurred $0.2 million in fees in the first quarter of 2021 for the purchase of the vessel Oslo Eagle. As of June 30, 2021, the Company had $1.1 million of accounts payable to Eagle Bulk Management LLC, which is included in the accounts payable in the Condensed Consolidated Balance Sheet.
    For the three and six months ended June 30, 2020, the Company incurred $1.7 million and $3.4 million, respectively for technical and commercial management fees to Eagle Bulk Management LLC for the Shipco Vessels. Additionally, the Company incurred $1.1 million and $2.6 million, respectively, as additional fee allocation as per the overhead sharing agreement for the three and six months ended June 30, 2020. As of June 30, 2020, the Company had $2.7 million of accounts payable to Eagle Bulk Management LLC, which is included in the accounts payable in the Condensed Consolidated Balance Sheet.

Note 5. Derivative Instruments and Fair Value Measurements

Forward freight agreements, bunker swaps and freight derivatives

The Company trades in forward freight agreements (“FFAs”) and bunker swaps, with the objective of utilizing this market as economic hedging instruments that reduce the risk of specific vessels to changes in the freight market. The Company’s FFAs and bunker swaps have not qualified for hedge accounting treatment. As such, unrealized and realized gains are recognized as a component of other expense in the condensed consolidated statement of operations and other current assets and Fair value of derivatives in the Condensed Consolidated Balance Sheets. Derivatives are considered to be Level 2 instruments in the fair value hierarchy.

For our bunker swaps, the Company may enter into master netting, collateral and offset agreements with counterparties. As of June 30, 2021, no collateral had been received or pledged related to these derivative instruments.

The effect of non-designated derivative instruments on the Condensed Consolidated Statements of Operations:

		For the three months ended		For the six months ended
Derivatives not designated as hedging instruments	Location of loss/(gain) recognized	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
FFAs	Realized loss/(gain) on derivative instruments, net	$3,058,695	$—	$3,058,695	$—
Bunker swaps	Realized loss/(gain) on derivative instruments, net	—	(2,915,280)	—	$(2,915,280)
Total		$3,058,695	$(2,915,280)	$3,058,695	$(2,915,280)

Cash Collateral Disclosures

The Company does not offset fair value amounts recognized for derivatives by the right to reclaim cash collateral or the obligation to return cash collateral. The amount of collateral to be posted is defined in the terms of respective master agreement executed with counterparties or exchanges and is required when agreed upon threshold limits are exceeded. The Company had no cash collateral related to derivative instruments under its collateral security arrangements as of June 30, 2021 and December 31, 2020. As of June 30, 2021, the Company had no open positions in FFAs and bunker swaps.

Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

    Cash, cash equivalents and restricted cash-the carrying amounts reported in the Condensed Consolidated Balance Sheets for interest-bearing deposits approximate their fair value due to their short-term nature thereof.

    Debt-the carrying values approximates fair values for bonds issued under the Norwegian Bond Debt, which are traded on the Oslo Stock Exchange. The carrying amount of the revolving credit arrangement under the Super Senior Facility approximates its fair value, due to its variable interest rates.

    The Company defines fair value, establishes a framework for measuring fair value and provides disclosures about fair value measurements. The fair value hierarchy for disclosure of fair value measurements is as follows:

    Level 1 - Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash, money-market accounts and restricted cash accounts.

    Level 2 - Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include debt balances under the Norwegian Bond Debt and Super Senior Facility.

    Level 3 - Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

Assets and liabilities measured at fair value:

		Fair Value
	Carrying Value (4)	Level 1	Level 2
June 30, 2021
Assets
Cash and cash equivalents (1)	$25,089,712	$25,089,712	$—
Liabilities
Norwegian Bond Debt (2)	$176,000,000	$—	$179,960,000

		Fair Value
	Carrying Value (4)	Level 1	Level 2
December 31, 2020
Assets
Cash and cash equivalents (1)	$41,043,654	$41,043,654	$—
Liabilities
Norwegian Bond Debt (2)	$180,000,000	$—	$173,250,000
Super Senior Facility (3)	$15,000,000	$—	$15,000,000

(1) Includes restricted cash (current) of $4.4 million at June 30, 2021 and $18.8 million at December 31, 2020.
(2) The fair value of the Norwegian Bond Debt is based on the last trades on June 14, 2021 and December 14, 2020 on Bloomberg.com.
(3) The fair value of the Super Senior Facility is based on the required repayment to the lenders if the debt was discharged in full on December 31, 2020.
(4) The outstanding debt balances represent the face value of the debt excluding debt discount and debt issuance costs.

Note 6. Commitments and Contingencies

Legal Proceedings

The Company is involved in legal proceedings and may become involved in other legal matters arising in the ordinary course of its business. The Company evaluates these legal matters on a case-by-case basis to make a determination as to the impact, if any, on its business, liquidity, results of operations, financial condition or cash flows.

Note 7. Issuer only condensed financial statements

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$20,521,843	$22,120,306
Restricted cash - current	4,446,177	18,846,177
Prepaid expenses	63,523	57,193
Total current assets	25,031,543	41,023,676
Noncurrent assets:
Investment in subsidiaries	334,487,476	323,459,433
Deferred financing costs - Super Senior Facility	99,033	—
Total noncurrent assets	334,586,509	323,459,433
Total assets	$359,618,052	$364,483,109
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accrued interest	$1,298,000	$1,373,364
Other accrued liabilities	30,929	20,234
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	8,000,000
Total current liabilities	9,328,929	9,393,598
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	165,993,915	169,290,230
Super Senior Facility, net of debt issuance costs	—	14,896,357
Total noncurrent liabilities	165,993,915	184,186,587
Total liabilities	175,322,844	193,580,185

Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	362,092,997	362,092,997
Accumulated Deficit	(177,797,789)	(191,190,073)
Total Stockholder's equity	184,295,208	170,902,924
Total liabilities and Stockholder's equity	$359,618,052	$364,483,109

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Interest expense	$4,108,536	$4,235,371	$8,142,196	$8,507,690
Interest income	(2,147)	(1,104)	(5,417)	(36,546)
Realized loss/(gain) on derivative instruments, net	3,058,695	(2,915,280)	3,058,695	(2,915,280)
Total other expenses, net	7,165,084	1,318,987	11,195,474	5,555,864
Equity in net income/(loss) of subsidiaries	16,577,856	(6,971,397)	24,587,758	(8,252,375)
Net income/(loss) and Comprehensive income/(loss)	$9,412,772	$(8,290,384)	$13,392,284	$(13,808,239)

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Net cash used in operating activities	$(10,558,178)	$(4,954,120)

Cash flows from investing activities:
Dividends received from subsidiaries	13,559,715	—
Investment in subsidiaries	—	(1,457,457)
Net cash provided by/(used in) investing activities	13,559,715	(1,457,457)

Cash flows from financing activities:
Repayment of Norwegian Bond Debt	(4,000,000)	(4,000,000)
Repayment of revolver loan under Super Senior Facility	(15,000,000)	—
Capital contribution from the Parent Company	—	2,000,000
Proceeds from Super Senior Facility	—	15,000,000
Other financing costs	—	13,819
Net cash (used in)/provided by financing activities	(19,000,000)	13,013,819

Net (decrease)/increase in cash, cash equivalents and restricted cash	(15,998,463)	6,602,242
Cash, cash equivalents and restricted cash at beginning of period	40,966,483	11,831,399
Cash, cash equivalents and restricted cash at end of period	$24,968,020	$18,433,641

Supplemental cash flow information:
Cash paid during the period for interest	$7,509,265	$7,829,904

Notes to the Unconsolidated Condensed Financial Statements

Basis of Presentation

    In the Issuer-only condensed financial statements, the Eagle Bulk Shipco LLC investment in subsidiaries is accounted for under the equity method of accounting. The paid-in capital represents capital contributions by the Parent Company.